DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)



BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1999 AND DECEMBER 31, 1998

                                       September 30,      December 31,
                                            1999             1998
ASSETS

CASH AND CASH EQUIVALENTS                $  624,655       $  458,025
PROPERTY, Net                             2,577,372        2,914,449
INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             239,493          262,590
OTHER ASSETS                                 35,101           33,442

TOTAL                                    $3,476,621       $3,668,506

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  669,708       $  605,333

PARTNERS' EQUITY (DEFICIT):
     General Partners                       (79,712)         (77,150)
     Limited Partners                     2,886,625        3,140,323

  Total partners' equity                  2,806,913        3,063,173

TOTAL                                    $3,476,621       $3,668,506

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                       September 30,    September 30,
                                           1999             1998
REVENUES:
Rental income                            $  503,289       $  477,908
Interest                                      1,346            2,596
     Total revenues                         504,635          480,504

EXPENSES:

Operating                                   276,936          265,825
General and administrative                   45,000           41,552
     Total expenses                         321,936          307,377

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             182,699          173,127
EQUITY IN INCOME OF
   REAL ESTATE JOINT VENTURE                 32,377           31,688

NET INCOME                               $  215,076       $  204,815


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  212,925       $  202,767
    General partners                          2,151            2,048

TOTAL                                    $  215,076       $  204,815

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     8.87       $     8.45


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998


                                      September 30,     September 30,
                                           1999             1998


REVENUES:

Rental income                          $1,469,577       $1,379,910
Gain on sale of land                            0           46,974
Interest                                    4,298            6,655
Total revenues                          1,473,875        1,433,539

EXPENSES:
Operating                                 841,638          784,288
General and administrative                157,918          160,283
Total expenses                            999,556          944,571

INCOME BEFORE EQUITY IN INCOME
OF REAL ESTATE JOINT VENTURE              474,319          488,968

EQUITY IN INCOME OF REAL
ESTATE JOINT VENTURE                       87,602           83,512

NET INCOME                               $561,921         $572,480


AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                          556,302          566,755
General Partners                            5,619            5,725

TOTAL                                     561,921          572,480

NET INCOME PER LIMITED
PARTNERSHIP UNIT                           $23.18           $23.61

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION               24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

EQUITY AT JANUARY 1, 1998             ($72,584)     $3,592,270   $3,519,686

NET INCOME                               5,725         566,755      572,480
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

EQUITY AT SEPTEMBER 30, 1998          ($75,040)     $3,349,025   $3,273,985

BALANCE AT JANUARY 1, 1999            ($77,150)     $3,140,323   $3,063,173

NET INCOME                               5,619         556,302      561,921
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

BALANCE AT SEPTEMBER 30, 1999         ($79,712)     $2,886,625   $2,806,913


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                    September 30,     September 30,
                                        1999              1998

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 561,921        $572,480

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        351,850         351,850
     Gain on sale of land                                (46,974)
     Equity in earnings of
       real estate joint venture         (87,602)        (83,512)
     Distributions from
       real estate joint venture         110,700         120,900

     Changes in assets and
      	liabilities:

     Increase in other assets             (1,659)              0
     Increase in liabilities              64,375          41,280

Net cash provided by
  operating activities                   999,585         956,024

CASH FLOWS FROM INVESTING ACTIVITIES -

     Proceeds from sale of land                           65,000
     Additions to property               (14,774)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (818,181)       (818,181)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      166,630         202,843

CASH AND CASH EQUIVALENTS:

     At beginning of period              458,025         399,704
     At end of period                  $ 624,655       $ 602,547


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1999, and for the periods ended September 30, 1999, and 1998 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at September 30, 1999, is as follows:

        Land                                 $  2,287,427
        Buildings and improvements              7,100,557
        Equipment                                  22,831
        Total                                   9,410,815
        Less: Accumulated Depreciation        ( 6,833,443)
        Property - Net                       $  2,577,372



3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of the venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the nine months ended September 30, 1999, and 1998 is as follows:

                                   1999                    1998
     Revenue                     $575,192                $536,966
     Operating Expenses           283,186                 258,593
     Net Income                  $292,006                $278,373


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.